Exhibit 99.2

Trans World Entertainment
Moderator: Bob Higgins
5/23/2013 - 10:00 AM ET

Trans World Entertainment

Moderator:  Bob Higgins
May 23, 2013
10:00 AM ET

Operator:

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment first-quarter results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. Should anyone require technical assistance during today’s conference, please press star than 0 on your Touch Tone telephone. As a reminder, today’s conference call is being recorded.

I’d now like to turn the conference over to your host, Mr. Bob Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. Please go ahead.

Bob Higgins:

Thank you. Good morning. On the call with me today are John Anderson, our Chief Financial Officer; and Mike Manske, our Senior Vice President of Merchandising and Marketing. Thank you for joining us as we discuss our first-quarter results.

For the first quarter, net income was $1.6 million, as compared to net income of $2.8 million in the first quarter of 2012. Total sales for the quarter were $93.9 million, a 16% decrease compared to last year’s first quarter of $112.3 million, as our stores in operation declined by 7%. In addition, comp sales for the first quarter declined 6.6% due to weaker traffic and poor comp sales in music and electronics.

Now let me touch on our sales performance by category for the quarter. Video comp sales were flat for the quarter. Video represented 47% of our business during the quarter versus 43% last year. Music comp sales declined 16%, in line with industry wide results. The music category represented 30% of our business for the quarter compared to 33% last year.

Trend comp sales increased 10%. Trend sales represented 10% of our business for the quarter compared to 8% last year. Electronics comp sales decreased 18%. Our performance in electronics was impacted by less year-over-year promotional activity in our headphone category.

We continue to see electronics as a growth opportunity for our company. One of our key initiatives for 2013 is to improve our assortment and customer-shopping experience in the portable electronics category, which will be rolled out in the majority of our stores by the end of the second quarter and will impact our results in the third and fourth quarters.

Trans World Entertainment
Moderator: Bob Higgins
5/23/2013 - 10:00 AM ET

Electronic sales represented 9% of our business for the quarter compared to 11% last year.

Videogames comp sales were down 7%. Games sales represented 4% of our business for the quarter compared to 5% last year.

John will now take you through the financial highlights for the quarter. John?

John Anderson:	Thanks, Bob. Good morning.

As Bob mentioned, net income for the quarter was $1.6 million, our $0.05 per diluted share as compared to last year’s net income of $2.8 million , or $0.09 per diluted share. EBITDA for the quarter was $3 million as compared to last year’s EBITDA of $4.6 million. Our gross margin rate for the quarter increased 90 basis points to 38.1% of sales from 37.2% last year. The increase in gross profit as a percent of sales was due to higher margin rates across the majority of our product categories.

SG&A expenses were $32.8 million, a reduction of $4.4 million, or 12%, from last year’s first quarter. The decrease in SG&A expenses was driven by the reduction in store count. SG&A expenses as a percent of sales were 34.9% as compared to 33.2% for the same period last year.

SG&A expenses increased as a percent of sales primarily due to lost leverage on store expenses associated with the comp sales decline and investments and resources to support initiatives for future growth.

Net interest expense was $484,000 in the quarter versus $770,000 last year. We ended the quarter with $111 million in cash compared to $62 million last year. Year over year, we have lowered our inventory by $23 million and finished the quarter with $154 million in inventory, 12% below last year. On a per-square-foot basis, inventory was $71 versus $74 last year.

We ended the quarter with 353 stores and 2.2 million square feet in operation versus last year’s 379 stores and 2.4 million square feet. During the quarter, we opened two stores and closed seven. I’ll now turn it back over to Bob.

Bob Higgins:

Thanks, John. Despite disappointing sales, we continue to see underlying strengths in several areas of our business. Video sales continue to be driven by strong sales of Blu-ray. As competitors exit the DVD business, the strength and depth of our selection provides us with a competitive advantage.

We continue to deliver strong comp sales in our trend category. The trend category highlights our unique ability to sell entertainment-related merchandise from non-media categories and to market our stores as a complete entertainment destination.

We continue to drive higher gross-margin rates in most of our merchandise categories through more disciplined management of mark-downs, driven by improved inventory management.

As John mentioned, we ended the quarter with cash of $111 million. Our strong financial position provides us many options to enhance shareholder value. The Board will continue to monitor the company’s financial needs and resources and is considering a full array of options to return value to our shareholders.

Trans World Entertainment
Moderator: Bob Higgins
5/23/2013 - 10:00 AM ET

The Board’s careful evaluation of a potential return of capital to shareholders includes determining the appropriate level of cash required by the company to fund its business and strategic initiatives and the form, timing, and tax implication of the alternatives being considered.

Our strategy for the balance of 2013 is to continue to deliver value and an exceptional shopping experience for our customers. In addition, we will continue to aggressively seize opportunities to drive our sales and operating profits through investments in new and existing stores and growth categories. We’re positioning our company for future growth and look forward to the remainder of 2013.

Now, I’d like to open it up to any questions that anyone has. Ally, could you do that for us?

Operator:

Ladies and gentlemen, if you have a question at this time, please press star then 1 on your Touch Tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Harsha Gowea of Blue Shore. Pardon me if I mispronounced. Please go ahead.

Harsha Gowea:	Good morning, gentleman.

Bob Higgins:	Good morning.

Harsha Gowea:

So the increase in gross margin percentage is very impressive. It seems -- you know, I’d love to get a little bit more color on how you keep getting these improvements in gross margin with the drop in sales. I know there’s a shift over to more profitable merchandise, such as used (ph). But I want to know, are vendor terms continuing to improve?

Bob Higgins:	Our vendor terms are very similar to what they have been. But they -- you know, it’s an individual basis. Some of the companies are better, and nobody’s any worse than they used to be.

Harsha Gowea:

Okay, great. And also -- Best Buy is initiating their, I guess, two-phase system of cutting their shelf space to entertainment products. Do you see that benefitting the company in the coming quarters? Or was there an improvement in the last quarter from that? Because I know that they’re planning to have a very strong decrease in shelf space.

Bob Higgins:

We’ve always considered them our number-one competitor. So I would say that we didn’t get any impact in the last quarter from it. But I would expect that in the future, we will, even including the second quarter.

Harsha Gowea:

Okay, great. And continuing the line of questions I’ve had in the past about the dividend -- it looks like the cash balance continues to increase. And based on my calculations, by the end of this year, we’re going to have a very, very significant jump in the balance compared to last year, assuming similar results. So I hope that’s kept in mind.

Bob Higgins:

As I mentioned, the Board is constantly looking at it and discusses it at every meeting. They -- I think they do what’s right for the company. And they -- I’m not part of those discussions, just so you’ll know it. They do what’s right for all shareholders.

Trans World Entertainment
Moderator: Bob Higgins
5/23/2013 - 10:00 AM ET

Harsha Gowea:

Okay, great. And I just want to, again, say, incredible work with operating performance. Also as a note, I’m impressed with how payable leverage stayed very -- improved in the last quarter. So that was very impressive.

Bob Higgins:

Thank you. We felt we could have done better in sales, but we’re up against some very strong numbers with some of the things that happened last year, such as the Grammys were very big last year. The unfortunate death of Whitney Houston in February, that -- we did very well on that product, unfortunately. So it was a good quarter, the first quarter. And even though we did well with the Twilight release, it did come out two or three weeks later; but in the quarter, it’ll all come out. But it still would have been a little better if it was a little earlier.

Harsha Gowea:

Okay, great. And am I correct to read that this is the second first quarter, including last year’s first quarter, that the company has been profitable going back, I guess, 10, 20 years? Is that correct?

Bob Higgins:	I think you’re right.

John Anderson:	Yes. That is correct.

Harsha Gowea:	Okay, great. That’s fantastic. Thank you very much.

Operator:	Again, ladies and gentlemen, if you have a question at this time, please press star then 1 on your Touch Tone telephone. One moment while we wait for any further questions.

I’m showing no further questions at this time, gentleman.

Bob Higgins:

Okay, then I’d like to just thank you, Ally, and thank everybody else participating in the call. And I look forward to having you on the call on August 22 for our results for the second quarter. Thank you very much.

Operator:	Ladies and gentlemen, this does conclude today’s conference. You may all disconnect and have a wonderful day.